Exhibit l(1)

PURCHASE AGREEMENT

BlackRock Variable Series Funds, Inc. (the “Company”), a Maryland corporation, on behalf of its series BlackRock International Index V.I. Fund and BlackRock Small Cap Index V.I. Fund (each, a “Fund”), and BlackRock Holdco 2, Inc. (“Holdco 2”), a Delaware corporation, hereby agree as follows:

1. The Company hereby offers Holdco 2 and Holdco 2 hereby purchases 100,000,000 shares of the Class I Share Class of each Fund (the “Shares”) for $0.10 per Share. The Company hereby acknowledges receipt from Holdco 2 of funds in full payment for the foregoing Shares.

2. Holdco 2 represents and warrants to the Company that the foregoing Shares are being acquired for investment purposes and not with a view to the distribution thereof.

- Signature page follows -

IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Purchase Agreement as of the 29th day of May, 2018.

BLACKROCK VARIABLE SERIES FUNDS, INC., on behalf of BlackRock International Index V.I. Fund and BlackRock Small Cap Index V.I. Fund

By:	/s/ John M. Perlowski
Name:	John M. Perlowski
Title:	President and Chief Executive Officer

BLACKROCK HOLDCO 2, INC.

By:	/s/ Benjamin Archibald
Name:	Benjamin Archibald
Title:	Managing Director